EXHIBIT 99.1

                          EXHIBIT 99.1
        SUPPLEMENTAL AGREEMENT OF AMERISTAR CASINOS, INC.


Ameristar Casinos, Inc. ("ACI") hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any of the following instruments defining the rights of holders of long-term debt issued by ACI or its subsidiaries:

     Promissory Note, dated November 22, 1976, from Cactus
     Pete's, Inc. ("CPI") to United States of America and related
     Credit Agreement.

     Promissory Note, dated October 7, 1983, from CPI to United
     States of America and related Credit Agreements.

     Credit Agreement, dated June 27, 1996, between ACCBI and PDS
     Financial Corporation ("PDS"); Promissory Note from ACCBI to
     PDS; related Security Agreement; and Guaranty from ACI to
     PDS.

     Premium Finance Agreement, Disclosure Statement and Security
     Agreement, dated June 24, 1997, between ACI and A.I. Credit
     Corp.